Exhibit 99.1

Corporate Contact:

Sylvia Wheeler

Vice President, Corporate Communications

Affymax, Inc.

650-812-8861

AFFYMAX REPORTS SECOND QUARTER 2012 FINANCIAL RESULTS

PALO ALTO, Calif., August 8, 2012 — Affymax, Inc. (Nasdaq: AFFY) today reported financial results for the second quarter ended June 30, 2012.  The net loss for the second quarter of 2012 was $32.0 million (or ($0.89) per share) compared to a net loss of $12.5 million (or ($0.35) per share) for the second quarter of 2011.

Affymax recognized total revenue for the quarter ended June 30, 2012, of $2.8 million compared to $14.2 million for the quarter ended June 30, 2011.  The decrease in revenue was the result of lower collaboration revenue recognized as a result of significant reductions in research and development expenses reimbursable by the company’s partner, Takeda Pharmaceutical Company Limited.

Research and development expenses for the quarter ended June 30, 2012, were $13.0 million compared to $18.6 million for the quarter ended June 30, 2011.  The decrease was primarily due to reduced consulting and personnel-related costs as a result of the completion of the filing of our New Drug Application for OMONTYS® (peginesatide) Injection with the U.S. Food and Drug Administration (FDA) in May 2011.  This was partially offset by clinical trial activity for the company’s Phase 3b trial.

Selling, general and administrative expenses for the quarter ended June 30, 2012, were $21.2 million compared to $8.1 million for the quarter ended June 30, 2011.  The increase was primarily due to increases in commercialization costs, including personnel-related costs associated with the establishment of its field forces, as the company prepared for the launch and commercialization of OMONTYS.

The company had cash and investments of $119.2 million as of June 30, 2012.

“We continue to make solid progress since the approval of OMONTYS on March 27,” said John Orwin, chief executive officer of Affymax.  “Since that time, we established our medical affairs and commercial field forces, garnered a product specific Q-code from CMS which is now in effect and, in collaboration with Takeda, have secured supply contracts with multiple key dialysis customers.  We look forward to reporting continued progress on adoption and integration of OMONTYS by dialysis providers.”

Conference Call with Management Today

Management will host a teleconference and webcast to provide a general business overview, as well as to discuss second quarter 2012 financial results today, August 8, 2012, at 4:30 p.m. Eastern Time (1:30 p.m. Pacific Time).

Interested parties can listen to the live teleconference by dialing (866) 393-1565 from the U.S. or +1(973) 409-9608 for international callers. Individuals may access the live audio webcast by visiting: http://www.investors.affymax.com/events.cfm.  A replay of the webcast will be available on the Company’s website for 30 days following the live event.

About Affymax, Inc.

Affymax, Inc. is a biopharmaceutical company based in Palo Alto, California. Affymax’s mission is to discover, develop and deliver innovative therapies that improve the lives of patients with kidney disease and other serious and often life-threatening illnesses.

The company’s first marketed product, OMONTYS® (peginesatide) Injection, was approved by the U.S. Food and Drug Administration (FDA) in March 2012. For additional information, please visit www.affymax.com.

This release contains forward-looking statements, including statements regarding financial projections and condition, the continuation and success of the Company’s collaboration with Takeda and the commercialization of OMONTYS. The Company’s actual results may differ materially from those indicated in these forward-looking statements due to risks and uncertainties, including risks relating to factors affecting the commercial potential of OMONTYS, the continued safety and efficacy of OMONTYS, industry and competitive environment, regulatory requirements by the FDA or other regulatory authorities, including post-marketing studies, trials and Risk Evaluation and Mitigation Strategy, potential for disruptions to supply,  financing requirements and ability to access capital, and other matters that are described in Affymax’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission.  Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release.  The Company undertakes no obligation to update any forward-looking statement in this press release.

AFFYMAX, INC.

CONDENSED BALANCE SHEETS
(in thousands, except share data)

	June 30,
	2012	December 31,
	(Unaudited)	2011
Assets
Current assets
Cash and cash equivalents	$88,734	$54,339
Short-term investments	29,342	44,165
Receivable from Takeda	3,230	6,937
Inventory	2,040	—
Deferred tax assets	351	351
Prepaid expenses and other current assets	5,332	1,828
Total current assets	129,029	107,620
Property and equipment, net	3,186	3,013
Restricted cash	1,135	1,135
Deferred tax assets, net of current	6,888	6,888
Other assets	3,729	339
Total assets	$143,967	$118,995
Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$3,050	$941
Accrued liabilities	11,801	13,733
Accrued clinical trial expenses	2,150	3,365
Deposit from Takeda	6,143	1,998
Notes payable, current	1,823	—
Total current liabilities	24,967	20,037
Long-term income tax liability	10,479	10,411
Advance from Takeda	10,263	6,121
Deferred revenue	5,174	5,174
Notes payable, net of current	8,177	—
Other long-term liabilities	818	1,255
Total liabilities	59,878	42,998

Commitments and contingencies

Stockholders’ equity
Common stock: $0.001 par value, 100,000,000 shares authorized, 36,146,356 and 35,733,181 shares issued and outstanding at June 30, 2012 and December 31, 2011, respectively	36	36
Additional paid-in capital	534,854	526,244
Accumulated deficit	(450,804)	(450,301)
Accumulated other comprehensive income	3	18
Total stockholders’ equity	84,089	75,997
Total liabilities and stockholders’ equity	$143,967	$118,995

AFFYMAX, INC.

CONDENSED STATEMENTS OF COMPREHENSIVE LOSS
(in thousands, except per share data)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Revenue:
Collaboration revenue	$2,754	$14,146	$65,959	$30,825
License and royalty revenue	1	5	5	9
Total revenue	2,755	14,151	65,964	30,834
Operating expenses:
Research and development	12,963	18,594	29,070	36,743
Selling, general and administrative	21,173	8,088	36,755	16,254
Total operating expenses	34,136	26,682	65,825	52,997
Income (loss) from operations	(31,381)	(12,531)	139	(22,163)
Interest income	20	47	33	91
Interest expense	(591)	(37)	(648)	(73)
Other income (expense), net	(4)	2	(26)	36
Net loss before provision for income taxes	(31,956)	(12,519)	(502)	(22,109)
Provision for income taxes	—	—	1	1
Net loss	$(31,956)	$(12,519)	$(503)	$(22,110)
Net income (loss) per share:
Basic and diluted	$(0.89)	$(0.35)	$(0.01)	$(0.72)
Weighted-average number of shares used in computing basic and diluted net loss per share	36,075	35,388	35,924	30,896

Total comprehensive loss	$(31,961)	$(12,488)	$(517)	$(22,071)

AFFYMAX, INC.
COLLABORATION REVENUE

(in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Revenue recognized under CAPM	$—	$9,926	$—	$26,606
Net expense reimbursement after CAPM	2,754	4,220	7,959	4,219
Milestone payments	—	—	58,000	—
Total collaboration revenue	$2,754	$14,146	$65,959	$30,825

(1)         Revenue recognized for the three and six months ended June 30, 2011, consists primarily of amounts received from Takeda under our collaboration agreement, including upfront payments, development milestones, Takeda’s purchase of active pharmaceutical ingredient, or API, and reimbursement of development expenses.  Revenue for these payments was recognized under the Contingency Adjusted Performance Model, or CAPM, of revenue recognition, under which all such amounts were deferred and recognized ratably over the expected development period, which ended in May 2011 with the submission of the NDA for OMONTYS to the FDA.